Exhibit 107

Calculation of Filing Fee Tables

S-4

(Form Type)

XOMA Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.0075 per share (1)	457(o)	(1)	(2)	(3)	—	—

Fees to Be Paid	Equity	Preferred stock, par value $0.05 per share (1)	457(o)	(1)	(2)	(3)	—	—

Fees to Be Paid	Equity	Depositary Shares (1)	457(o)	(1)	(2)	(3)	—	—

Fees to Be Paid	Debt	Debt Securities (1)	457(o)	(1)	(2)	(3)	—	—

Fees to Be Paid	Other	Warrants (1)	457(o)	(1)	(2)	(3)	—	—

Fees to Be Paid	Other	Subscription Rights (1)	457(o)	(1)	(2)	(3)	—	—

Fees to Be Paid	Other	Contingent Value Rights (1)	457(o)	(1)	(2)	(3)	—	—

Fees to Be Paid	Other	Royalty Certificates (1)	457(o)	(1)	(2)	(3)	—	—

Fees to Be Paid	Other	Units (1)	457(o)	(1)	(2)	(3)	—	—

Unallocated (Universal) Shelf	—	—	457(o)	(1)	(2)	$100,000,000	0.0001476	$14,760.00

Fees Previously Paid	—	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$100,000,000		$14,760.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$14,760.00

(1)

The amount to be registered consists of up to $100,000,000 of an indeterminate amount of common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights, contingent value rights, royalty certificates and/or units. There is also being registered hereunder such currently indeterminate number of (i) shares of common stock or other securities of the registrant as may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities, depositary shares and/or preferred stock registered hereby, or (ii) shares of common stock, preferred stock, depositary shares or debt securities as may be issued upon exercise of warrants registered hereby, as the case may be. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder.

(2)

The proposed maximum aggregate offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to instruction 2.A.iii.b of the instructions to the calculation of filing fee tables and related disclosure on form S-4 under the Securities Act of 1933, as amended (the “Securities Act”).

(3)

Estimated solely for purposes of computing the registration fee pursuant to Rule 457(o) under the Securities Act. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed $100,000,000. No separate consideration will be received for (i) common stock or other securities of the registrant that may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities, depositary shares and/or preferred stock registered hereby, or (ii) common stock, preferred stock, depositary shares or debt securities that may be issued upon exercise of warrants registered hereby, as the case may be.